As filed with the Securities and Exchange Commission on March 30, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TCR2 THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4152751
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Binney Street

Suite 710

Cambridge, Massachusetts 02142

(617) 949-5200

(Address of Principal Executive Offices)

TCR2 Therapeutics Inc. 2015 Stock Option and Grant Plan

TCR2 Therapeutics Inc. 2018 Stock Option and Incentive Plan

TCR2 Therapeutics Inc. 2018 Employee Stock Purchase Plan

(Full Title of the Plans)

Garry E. Menzel, Ph.D.

President and Chief Executive Officer

TCR2 Therapeutics Inc.

100 Binney Street

Suite 710

Cambridge, Massachusetts 02142

(617) 949-5200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq.

William D. Collins, Esq.

Stephanie A. Richards, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(8)
Common Stock, $0.0001 par value per share	1,826,423 shares(2)	$3.79(3)	$6,992,143.17	$907.58
Common Stock, $0.0001 par value per share	959,244 shares(4)	$6.69(5)	$6,417,342.36	$832.98
Common Stock, $0.0001 par value per share	10,000 shares(6)	$6.69(7)	$66,900.00	$8.69
Total	2,795,667 shares		$13,476,385.53	$1,749.25

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the registrant’s 2018 Stock Option and Incentive Plan (the “2018 Plan”) and the registrant’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Represents shares of common stock issuable upon the exercise of outstanding stock options awards under the 2015 Stock Option and Grant Plan (the “2015 Plan”) as of February 14, 2019. No further grants will be made under the 2015 Plan. To the extent outstanding options granted under the 2015 Plan are cancelled, forfeited or otherwise terminated without being exercised and would otherwise have been returned to the share reserve under the 2015 Plan, the number of shares underlying such awards will be available for future grant under the 2018 Plan. See footnote 4 below.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on $3.79, the weighted average exercise price (rounded to the nearest cent) of the outstanding option awards under the 2015 Plan as of February 14, 2019.

(4)

Represents an automatic increase of 959,244 shares of common stock to the number of shares available for issuance under the 2018 Plan, effective January 1, 2020. Shares available for issuance under the 2018 Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on February 14, 2019 (Registration No. 333-229691).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on $6.69, which is the average of the high and low sales prices of the common stock of the registrant as quoted on the Nasdaq Global Select Market on March 24, 2020.

(6)

Represents an automatic increase of 10,000 shares of common stock to the number of shares available under the 2018 ESPP, effective January 1, 2020. Shares available for issuance under the 2018 ESPP were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on February 14, 2019 (Registration No. 333-229691).

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on 85% of the average of the high and low sales price of the registrant’s common stock, as quoted on the Nasdaq Global Select Market, on March 24, 2020. Pursuant to the 2018 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of common stock on the first trading day of the offering period or on the exercise date, whichever is less.

(8)	Calculated pursuant to Section 6(b) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed for the purposes of registering (i) an additional 1,826,423 shares of common stock, par value $0.0001 per share (“Common Stock”), of TCR2 Therapeutics Inc. (the “Registrant”) that may be issued pursuant to the TCR2 Therapeutics Inc. 2015 Stock Option and Grant Plan (the “2015 Plan”), (ii) an additional 959,244 shares of Common Stock of the Registrant that may be issued pursuant to the TCR2 Therapeutics Inc. 2018 Stock Option and Incentive Plan, as amended (the “2018 Plan”) and (iii) 10,000 additional shares of Common Stock that may be issued pursuant to the TCR2 Therapeutics Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”). The additional shares of Common Stock registered under the 2015 Plan are of the same class as other securities relating to the 2015 Plan for which the Registrant’s registration statement filed on Form  S-8 (Registration No. 333-229691) on February 14, 2019, is effective. The number of shares of Common Stock reserved and available for issuance under the 2018 Plan is subject to an automatic annual increase on each January 1 by an amount equal to up to four percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2018 Plan). Accordingly, on January 1, 2020, the number of shares of Common Stock reserved and available for issuance under the 2018 Plan increased by 959,244. This Registration Statement registers these additional 959,244 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2018 Plan for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-229691) on February 14, 2019, is effective. The number of shares of Common Stock reserved and available for issuance under the 2018 ESPP is subject to an automatic annual increase on each January 1 by an amount equal to the least of one percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31, 500,000 shares of Common Stock or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the 2018 ESPP). Accordingly, on January 1, 2020, the number of shares of Common Stock reserved and available for issuance under the 2018 ESPP increased by 10,000. This Registration Statement registers these additional 10,000 shares of Common Stock. The additional shares are of the same class as other securities relating to the 2018 ESPP for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-229691) on February 14, 2019, is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-229691) is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

See the Exhibit Index on the following page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38811)).

4.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38811)).

4.3	Amended and Restated Investors’ Rights Agreement among the Registrant and certain of its stockholders, dated February 28, 2018 (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-229066)).

4.4	Form of common stock certificate of the Registrant (Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-229066)).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page to this registration statement).

99.1	2015 Stock Option and Grant Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-229066)).

99.2	2018 Stock Option and Incentive Plan and forms of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-229066)).

99.3	Amendment No. 1 to 2018 Stock Option and Incentive Plan (Incorporated by reference to Exhibit 10.1 to the registrant’s Quarterly Report on Form 10-Q (File No. 001-38811)).

99.4	2018 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 10.4 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-229066)).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on the 30th day of March, 2020.

TCR[2] THERAPEUTICS INC.
By:	/s/ Garry Menzel
Garry Menzel President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Garry Menzel and Mayur (Ian) Somaiya, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Garry Menzel	President, Chief Executive Officer and Director (Principal Executive Officer)	March 30, 2020
Garry Menzel

/s/ Mayur (Ian) Somaiya	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 30, 2020
Mayur (Ian) Somaiya

/s/ Ansbert Gadicke	Director	March 30, 2020
Ansbert Gadicke

/s/ Patrick Baeuerle	Director	March 30, 2020
Patrick Bauerle

/s/ Andrew Allen	Director	March 30, 2020
Andrew Allen

/s/ Neil Gibson	Director	March 30, 2020
Neil Gibson

/s/ Mitchell Finer	Director	March 30, 2020
Mitchell Finer